EXHIBIT 10.1

CLEARFIELD, INC.

COMPENSATION RECOUPMENT POLICY

Adopted September 23, 2021
As amended through September 28, 2023

1.	PURPOSE

The Board of Directors (the “Board”) of Clearfield, Inc. (the “Company”) has established this policy on the recovery and forfeiture of compensation (as may be amended from time to time, this “Policy”) to appropriately align the interests of certain senior executives of the Company with those of the Company and to create and maintain a culture that emphasizes integrity and accountability. This Policy is the compensation recovery policy contemplated by Listing Rule 5608 of the Nasdaq Stock Market (the “Exchange”). This Policy shall be administered and interpreted in a manner that is consistent with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Listing Rule 5608 and any related rules or regulations adopted by the Securities and Exchange Commission or the Exchange.

2.	ADMINISTRATION

This Policy shall be administered by the Board, or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final, binding and conclusive on all affected individuals.

3.	INDIVIDUALS SUBJECT TO RECOUPMENT POLICY

This Policy shall apply to (a) any current or former Executive Officer, and (b) such other senior officers of the Company who may from time to time be deemed subject to this Policy by the Board, in its sole discretion (each, a “Senior Officer,” and together with the Executive Officers, the “Covered Persons”).

4.	COVERED COMPENSATION

This Policy shall apply to all incentive-based cash and equity compensation grants awarded to a Covered Person on or after October 1, 2021, or that vest or are paid out on or after October 1, 2021 (even if awarded prior to such date), including, without limitation, annual bonuses and other short- and long-term cash incentives, Incentive-Based Compensation, stock options, restricted stock, restricted stock units, performance shares, and performance share units (“Covered Compensation”).

Except as described in the preceding paragraph, Covered Compensation paid or awarded to a Covered Person prior to October 1, 2021 shall be subject to, as applicable, the Company’s 2007 Stock Compensation Plan, as amended (the “2007 Plan”).

1

5.	AMOUNTS SUBJECT TO RECOUPMENT.

In the case of a Covered Event that is a Restatement, the term “Erroneously Awarded Incentive Compensation” shall mean the amount of Recoverable Incentive-Based Compensation received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the Exchange. For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

In the case of a Covered Event that is an Error, the term “Excess Incentive Compensation” shall mean the portion of a Covered Person’s Covered Compensation for the relevant period that exceeded the amount that would have been received by the Covered Person based on the corrected level of achievement of the performance goal or financial reporting measure or the corrected calculation.

In the case of a Covered Event that is Detrimental Conduct, “Recoverable Compensation” shall mean a Covered Person’s Covered Compensation for the period beginning three-years prior to the date that the Board determined that a Covered Person engaged in Detrimental Conduct and ending three years after the date that the Board determined that a Covered Person engaged in Detrimental Conduct.

6.	COVERED EVENTS

The following events shall constitute “Covered Events” for purposes of this Policy:

a)	Restatement of Financials. An accounting restatement of the Company’s financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”).

b)	Error in Calculation of Results/Payout. An error in the calculation of the achievement of a performance goal applicable to any Covered Compensation, or in the calculation of the payout of such Covered Compensation, where, in either case, (i) the payment or award (or the vesting of such award) of Covered Compensation was predicated upon the achievement of financial results or such performance goals, and (ii) a lower payment or award would have been made to a Covered Person (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results or the corrected level of performance goal achievement (an “Error”).

2

c)	Detrimental Conduct. The Board’s determination, in good faith and in accordance with the terms of this Policy, that a Covered Person has engaged in one or more of the following: (i) the commission of an act of fraud or dishonesty in the course of the Covered Person’s employment that causes material financial or reputational harm to the Company; (ii) improper conduct by the Covered Person including, but not limited to, fraud, unethical conduct, falsification of the Company’s records, unauthorized removal of property or information of the Company, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Company, conduct causing material financial or reputational harm to the Company, or the use of property, facilities or services of the Company for unauthorized or illegal purposes; (iii) the improper disclosure by the Covered Person of proprietary, privileged or confidential information of the Company or breach of a fiduciary duty owed to the Company; (iv) the commission of a criminal act by the Covered Person, whether or not performed in the workplace, that constitutes a felony or a crime of comparable magnitude under applicable law as determined by the Company in its sole discretion, or that subjects, or if generally known, would subject, the Company to public ridicule or embarrassment; (v) the commission of an act or omission that causes the Covered Person or the Company to be in violation of federal or state securities laws, rules or regulations; (vi) the material breach of a written policy applicable to associates of the Company including, but not limited to, policies prohibiting sexual harassment, policies prohibiting violation of federal, state and local nondiscrimination laws and regulations and the Company’s Corporate Governance Guidelines or Code of Ethics and Business Conduct; (vii) material breach of any written confidentiality or restrictive covenant agreements; or (viii) any other act or omission which constitutes “cause” for termination (as such term is defined in the Covered Person’s employment agreement and/or equity award agreements with the Company) (collectively, “Detrimental Conduct”).

7.	RECOVERY.

The Company shall or may, as applicable, seek to recover and recoup the following amounts in the indicated Covered Event:

a)	Covered Event Constituting a Restatement. In the event of a Covered Event that is a Restatement, the Company (i) shall recover reasonably promptly the amount of any Erroneously Awarded Incentive-Based Compensation from each Executive Officer, (ii) may recover the amount of any Erroneously Awarded Incentive-Based Compensation from any Senior Officer, and (iii) may recover Covered Compensation (other than Erroneously Awarded Incentive-Based Compensation) from any Covered Person.

3

b)	Covered Event Constituting an Error. In the event of a Covered Event that is an Error, the Company, in its sole discretion, may recover the amount of any Excess Incentive Compensation from any Covered Person.

c)	Covered Event Constituting Detrimental Conduct. In the event of a Covered Event that is Detrimental Conduct, then the Company, in its sole discretion, may recover no more than the amount of Recoverable Compensation from any Covered Person.

8.	METHOD OF RECOVERY AND RECOUPMENT.

a)	The Company shall recover the Erroneously Awarded Incentive-Based Compensation from any Executive Officer unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt, and provide such documentation to the Exchange; (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022 (based on an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation); or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of Internal Revenue Code section 401(a)(13) or section 411(a) and regulations thereunder.

b)	If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

c)	The Company may take any such actions as the Board determines necessary or appropriate to recover (i) any Erroneously Awarded Incentive-Based Compensation from a Senior Officer in the event of a Covered Event that is a Restatement; (ii) any Covered Compensation (other than Erroneously Awarded Incentive-Based Compensation) from any Covered Person in the event of a Covered Event that is a Restatement; (iii) Excess Incentive Compensation; or (iv) Recoverable Compensation, as applicable. The Board may determine that such Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering any such Covered Compensation, Excess Incentive Compensation or Recoverable Compensation, as applicable.

4

d)	Recoupment methods may include, without limitation (and as applicable), (i) seeking recovery from a Covered Person of a cash amount equal to the Erroneously Awarded Incentive-Based Compensation, other Covered Compensation, Excess Incentive Compensation or Recoverable Compensation, as the case may be; (ii) cancellation of any vested or unvested Covered Compensation awards granted to a Covered Person not paid or otherwise settled prior to the date of determination; (iii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Covered Compensation awards; (iv) seeking recovery of any Covered Compensation that was previously paid to such Covered Person; (v) offsetting, withholding or eliminating any form of compensation that could be paid or awarded to the Covered Person after the date of determination; or (vi) taking any other remedial and recovery action permitted by law, as determined by the Board. In addition, the Board may authorize legal action for breach of fiduciary duty or other violation of law and/or take such other action to enforce the Covered Person’s obligations to the Company, as the Board deems appropriate.

e)	In circumstances where the Company is permitted but not obligated to recoup amounts from a Covered Person, in determining what actions to take, the Board will take into account any factors that it considers appropriate or relevant. Generally, this review would include consideration of (in each case, to the extent applicable):

i.	the Board’s view of the type or amount of Covered Compensation that would have been paid or awarded to the Covered Person;

ii.	the nature of the Covered Event;

iii.	the conduct of the Covered Person in connection with the Covered Event;

iv.	whether the assertion of a claim against the Covered Person could prejudice the Company’s overall interests;

v.	whether other penalties or punishments are being imposed on the Covered Person in relation to the Covered Event, including by third parties such as regulators or other authorities (provided, that the Board’s power to determine appropriate sanctions is in addition to, and not in replacement of, sanctions imposed by such entities);

vi.	whether it would be impracticable to seek to recover the Covered Compensation (i.e., whether the expense paid to a third party to assist in enforcement would exceed the amount to be recovered, or whether the recovery would violate home country law);

vii.	the tax treatment of the recovery and related matters; and

viii.	any other facts and circumstances that the Board deems relevant.

5

9.	AMENDMENT OR TERMINATION.

The Board may amend, modify, or terminate this Policy in whole or in part at any time and from time to time in its sole discretion.

The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

10.	POLICY NOT EXCLUSIVE; NO INDEMNITY.

Nothing in this Policy will limit or restrict (a) the Company from providing for forfeiture or repayment of any amount of executive compensation under circumstances not described herein, (b) the Company’s right to take action under the 2007 Plan, or (c) the Company’s right to take any action with respect to any Covered Person’s (or any other person’s) employment or service to the Company.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of the Company or any rights of recoupment, repayment, forfeiture or right of offset against any employee or service provider pursuant to the terms of any employment or service agreement, equity award agreement, or similar agreement or statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

In no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy.

11.	DEFINITIONS. For the purposes of this Policy, the following terms have the meanings set forth below:

a)	“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, as determined by the Board. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company, as determined by the Board. Policy-making function is not intended to include policy-making functions that are not significant. An executive officer includes at a minimum executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K.

6

b)	“Financial reporting measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

c)	“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

d)	“Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after October 1, 2021 by a Covered Person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

7